EXHIBIT 99

International Bancshares Corporation and Local Financial Corporation Announce Correction to Telephone Number for Exchange Agent In Connection With Pending Merger

LAREDO, TEXAS, and OKLAHOMA CITY, OKLAHOMA, May 28, 2004 - International Bancshares Corporation (Nasdaq: IBOC) and Local Financial Corporation (Nasdaq: LFIN) announced a correction to the telephone number for American Stock Transfer & Trust Company included in the Election Form and Letter of Transmittal previously mailed to LFIN stockholders in connection with the pending merger between IBOC and LFIN.  The correct number is (877) 248-6417.  LFIN stockholders should address any inquiries with respect to their election of merger consideration as well as requests for additional copies of the Election Form and Letter of Transmittal to American Stock Transfer & Trust Company at the number listed above.

Forward Looking Statements and Other Notices

This document and information on IBOC’s and/or LFIN’s website may contain forward-looking information (including information related to plans, projections or future performance of IBOC and its subsidiaries and planned market opportunities, employment opportunities and synergies from the acquisition of LFIN), the occurrence of which involve certain risks, uncertainties, assumptions and other factors which could materially affect future results.  If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, IBOC’s results could differ materially from IBOC’s and/or LFIN’s expectations in these statements.  Neither IBOC nor LFIN assumes any obligation and does not intend to update these forward-looking statements.  For further information, please see IBOC’s and LFIN’s reports filed with the SEC pursuant to the Securities Exchange Act of 1934, which are available at the Securities and Exchange Commission’s (SEC) website at www.sec.gov.

In connection with the proposed transaction, IBOC and LFIN have filed a proxy statement-prospectus with the SEC.  Investors and security holders are advised to read the proxy statement-prospectus because it contains important information.  Investors and security holders may obtain a free copy of the proxy statement-prospectus and other documents filed by IBOC and LFIN with the SEC at the SEC’s website at http://www.sec.gov.

IBOC, LFIN and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the security holders of IBOC and LFIN in connection with the proposed merger.  Information about the directors and executive officers of IBOC and their ownership in IBOC stock can be found in IBOC’s proxy statement for its 2004 annual meeting of stockholders.  Information about the directors and executive officers of LFIN and their ownership in LFIN stock can be found in the proxy statement-prospectus filed with the SEC in connection with the merger.

IBOC’s and LFIN’s filings with the SEC are available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. In addition, requests for documents relating to IBOC and LFIN should be directed as follows:

For IBC:	For Local:

International Bancshares Corporation P.O. Box 1359 1200 San Bernardo Laredo, Texas 78040 Attn: Eliza Gonzalez, First Vice President-IBC Bank (956) 722-7611	Local Financial Corporation 3601 N.W. 63rd Street Oklahoma City, Oklahoma 73116 Attn: Richard L. Park, Chief Financial Officer (405) 841-2298